Industry Canada	Industrie Canada
Corporations Directorate	Direction générale des Corporations
9th floor	9e étage
Jean Edmonds Towers South	Tour Jean Edmonds sud
365 Laurier Avenue West	365, avenue Laurier ouest
Ottawa, Ontario K1A 0C8	Ottawa (Ontario) K1A 0C8

Your file — Votre référence
December 30, 1998/le 30 décembre 1998
Our file — Notre référence
MCCARTHY TETRAULT	— 357213-7
ATTN: RITA SIMAS
TORONTO DOMINION BANK TOWER
SUITE 4700
TORONTO, ONT, C
M5K 1E6
Re - Objet
STELCO INC.

Enclosed herewith is the document issued in the above matter.	Vous trouverez ci-inclus le document émis dans I’affaire précitée.

A notice of issuance of CBCA documents will be published in the Canada Corporations Bulletin. A notice of issuance of CCA documents will be published in the Canada Corporations Bulletin and the Canada Gazette.
Un avis de I’émission de documents en vertu de la LCSA sera publié dans le Bulletin des sociétés canadiennes. Un avis de I’émission de documents en vertu de la LCC sera publié dans le Bulletin des sociétés canadiennes et dans la Gazette du Canada.

IF A NAME OR CHANGE OF NAME IS INVOLVED, THE FOLLOWING CAUTION SHOULD BE OBSERVED:	S’IL EST QUESTION D’UNE DÉNOMINATION SOCIALE OU D’UN CHANGEMENT DE DÉNOMINATION SOCIALE, L’AVERTISSEMENT SUIVANT DOIT ÉTRE RESPECTÉ :

This name is available for use as a corporate name subject to and conditional upon the applicants assuming full responsibility for any risk of confusion with existing business names and trade marks (including those set out in the relevant NUANS search report(s)). Acceptance of such responsibility will comprise an obligation to change the name to a dissimilar one in the event that representations are made and established that confusion is likely to occur. The use of any name granted is subject to the laws of the jurisdiction where the company carries on business.	Cette dénomination sociale est disponible en autant que les requérants assument toute responsabilité de risque de confusion avec toutes dénominations commerciales et toutes marques de commerce existantes (y compris celles qui sont citées dans le(s) rapport(s) de recherches de NUANS pertinents)). Cette acceptation de responsabilité comprend I’obligation de changer la dénomination de la société en une dénomination différente advenant le cas où des représentations sont faites établissant qu’il y a une probabilité de confusion. L’utilisation de tout nom octroyé est sujette à toute loi de la juridiction où la société exploité son entreprise.

For the Director General, Corporations Directorate	pour le Directeur général, Direction générale des Corporations

Industry Canada	Industrie Canada

Certificate	Certificat
of Amalgamation	de fusion

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

STELCO INC.	357213-7

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.
Je certifie que la société susmentionnée est issue d’une fusion, en vertu de I’article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

January 1, 1999/le 1 janvier 1999
Director — Directeur	Date of Amalgamation — Date de fusion

Industry Canada	Industrie Canada
		FORM 9	FORMULE 9
Canada Business	Loi canadienne sur les sociétéspar actions	ARTICLES OF AMALGAMATION (SECTION 185)	STATUTS DE FUSION (ARTICLE 185)

1 — Name of amalgamated corporation	Dénomination de la société issue de la

STELCO INC.

2 — The place in Canada where the registered office is to be situated	Lieu au Canada ou doit étre situé le siége social

Municipality of Hamilton- Wentworth in the Province of Ontario

3 -The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autonsée a émettre

The annexed Schedule 1 is incorporated in this form.

4 — Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

None

5 — Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

A minimum of 10 and a maximum of 20. The annexed Schedule 2 is incorporated in this form.

6 — Restrictions, if any, on business the corporation may carry on	Limites imposées a l’activité commerciale de la société, s’il y a lieu

None

7 — Other provisions, if any	Autres dispositions, s’il y a lieu

The annexed Schedule 3 is incorporated in this form.

8 — The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	8 — La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi indiqué ci-aprés

☐ l83
☑ 184(1)
☐ 184(2)

9 — Name of the amalgamating corporations	Corporation No.			Title
Dénomination des sociétés fusionnantes	N’de la société	Signature	Date	Titre
STELCO INC.	014156-9	/s/ R. Eric Rogan	Dec. 17/98	Executive Vice Pres. & Chief Financial Officer

LAKE ERIE STEEL COMPANY LTD.	325408-9	/s/ R. Eric Rogan	Dec. 17/98	Director

FOR DEPARTMENTAL USE ONLY — A L’ USAGE DU MINISTÉRE SEULEMENT CORPORATION NO. — N’ DE LA SOCIÉTÉ		Filed Déposée

SCHEDULE 1
3- The classes and any maximum number of shares that the corporation is authorized to issue
(a) An unlimited number of Preferred Shares without nominal or par value issuable in series (hereinafter referred to as the “Preferred Shares”) of which the first series shall be 2,687,319 shares which are designated Convertible Preferred Shares Series C (hereinafter referred to as the “Series C Preferred Shares”).
(b) An unlimited number of Common Shares without nominal or par value issuable in series (hereinafter referred to as the “Common Shares”) of which the first two series shall be (i) an unlimited number of Series A Convertible Common Shares (hereinafter referred to as the “Series A Convertible Common Shares”), and (ii) an unlimited number of Series B Convertible Common Shares (hereinafter referred to as the “Series B Convertible Common Shares”).
The rights, privileges, restrictions and conditions attaching to each class and series of shares are set out as follows:
3.1 Preferred Shares
The Preferred Shares shall have attached thereto as a class the following rights, privileges, restrictions and conditions:
(a) Directors’ Rights to Issue in One or More Series
The Preferred Shares may at any time or from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the Board of Directors of the Corporation.
(b) Directors to Fix Terms of Each Series
The Directors of the Corporation shall (subject as hereinafter provided) by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any voting rights, any conversion rights and any sinking fund or other provisions, the whole to be subject to the issue of a Certificate of Amendment setting forth the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of such series.

(c) Ranking of Preferred Shares
The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares of the Corporation ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with subsections 3.1 (b) to (d) hereof inclusive, over the Common Shares and over any other shares of the Corporation ranking junior to the Preferred Shares as may be fixed in accordance with subsection (b) hereof.
(d) Restrictions on Creation and Issue of Shares
(i) No shares of a class ranking prior to the Preferred Shares with respect to the payment of dividends or the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs may be created or issued without the approval of the holders of the Preferred Shares given in accordance with subsection (f) hereof.
(ii) No Preferred Shares or shares of a class ranking prior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs may be issued if the Corporation is in arrears in the payment of dividends on any outstanding series of the Preferred Shares without the approval of the holders of the Preferred Shares given in accordance with subsection (f) hereof.
(e) Amendments
The provisions of subsections (b) to (d) hereof inclusive, the provisions of this subsection and the provisions of subsection (f) hereof may be repealed, altered, modified, amended or amplified by Certificate of Amendment but only with the approval of the holders of the Preferred Shares given in accordance with subsection (f) hereof.
(f) Approval of Holders of Preferred Shares
The approval of the holders of the Preferred Shares as to any and all matters referred to herein may be given as specified below:

(i) Any approval given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given in writing by the holders of at least 66 2/3% of the outstanding Preferred Shares or by a resolution passed at a meeting of holders of Preferred Shares duly called and held upon not less than 21 days’ notice at which the holders of at least a majority of the outstanding Preferred Shares are present or are represented by proxy and carried by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting, in addition to any other consent or approval required by the Canada Business Corporations Act. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 15 days thereafter and to such time and place as may be designated by the chairman, and not less than 10 days’ written notice shall be given of such adjourned meeting. At such adjourned meeting the holders of Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting shall constitute the approval of the holders of the Preferred Shares.
(ii) On every poll taken at every such meeting every holder of Preferred Shares shall be entitled to 1 vote in respect of each Preferred Share held. Subject to the foregoing, the formalities to be observed in respect of the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders.
3.2 Series C Preferred Shares
The Series C Preferred Shares shall in addition to and subject to the rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class carry and be subject to the following rights, privileges, restrictions and conditions:
(1.) DIVIDENDS
(1.1) Payment of Dividends
The holders of Series C Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the Board of Directors out of moneys of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of $1.94 per share per annum payable in equal quarterly instalments (except for the first of such dividends) on the first days of February, May, August and November in each year (“dividend payment dates”), the first of such dividends to become payable on the first day of August 1980 and to be in an amount calculated in accordance with Section 1.2 hereof. Dividends on the Series C Preferred Shares shall accrue from and including the date of issue thereof. Cheques of the Corporation drawn on a Canadian chartered bank and payable at par at any branch in Canada of such bank shall be issued in respect of such dividends to the holders of the Series C Preferred Shares entitled thereto. The mailing of such cheques shall satisfy and discharge all liability for such dividends to the extent of the sums represented thereby, unless such cheques are not paid on due presentation. If on any dividend payment date dividends payable on such date are not paid in full on all the Series C Preferred Shares then issued and outstanding, such dividends or the unpaid part thereof shall be paid on a subsequent date or dates as determined by the directors. The holders of the Series C Preferred Shares shall not be entitled to any dividends other than or in excess of the cash dividends herein provided for. A dividend which is represented by a cheque which has not been presented for payment within 6 years after it was issued or that otherwise remains unclaimed for a period of 6 years from the date on which it was declared to be payable and set apart for payment shall be forfeited to the Corporation.
(1.2) Dividend for Other than a Full Quarter
(a) The amount of the dividend for any period which is less than a full quarter with respect to any Series C Preferred Share:
     (i) which is issued, redeemed or purchased; or
     (ii) where assets of the Corporation are distributed to the holders of the Series C Preferred Shares pursuant to Article 7 hereof;
shall be equal to the amount calculated by multiplying 48.5 cents by a fraction of which the numerator is the number of days in such quarter such share has been outstanding (including the dividend payment date at the beginning of such quarter if such share was outstanding on that date and excluding the dividend payment date at the end of such quarter if such share was outstanding on that date) and the denominator is the number of days in such quarter (including the dividend payment date at the beginning thereof and excluding the dividend payment date at the end thereof).
(b) The amount of the dividend payable on August 1, 1980 on any Series C Preferred Share issued prior to May 1, 1980 shall be the total of the regular quarterly instalment of $0.485 for the period from May 1, 1980 to July 31, 1980 and an amount calculated in accordance with the foregoing provisions of paragraph (a) hereof for the period from the date of issue thereof to April 30, 1980.
(2.) PURCHASE FUND
Subject to Article 6 hereof, the Corporation shall make all reasonable efforts to purchase in the open market in each calendar quarter, commencing with the calendar quarter beginning on July 1, 1990, 1 % of the number of Series C Preferred Shares outstanding at the close of business on April 30, 1990, at a price not exceeding $25 per share plus all accrued and unpaid dividends thereon up to but not including the date of purchase thereof plus reasonable costs of purchase. To the extent that notwithstanding the making of all reasonable efforts, the Corporation is unable to purchase such number of Series C Preferred Shares in any calendar quarter, such purchase obligation shall carry forward to the succeeding quarters in the same calendar year and to the extent not satisfied at the end of such calendar year shall thereupon be extinguished. The Corporation shall not be required to purchase any Series C Preferred Shares if and so long as such purchase would be contrary to any applicable law.
(3.) REDEMPTION AND PURCHASE
(3.1) General
Subject to the provisions of the Canada Business Corporations Act, the Series C Preferred Shares may be redeemed or purchased by the Corporation as provided herein.
(3.2) Redemption Rights
(a) The Corporation may not redeem any Series C Preferred Shares prior to May 1, 1983. Subject to Article 6 hereof, on and after May 1, 1983 and prior to May 1, 1985, the Corporation may at its option redeem at any time all or from time to time any number of the outstanding Series C Preferred Shares on payment of the redemption price as provided in Section 3.3 hereof if the Corporation shall have filed with the Transfer Agent for the Series C Preferred Shares on the date that notice of such redemption is first given a certificate of the Corporation signed by an officer of the Corporation certifying that the weighted average price at which the Series A Convertible Common Shares have traded on The Toronto Stock Exchange or, if the Series A Convertible Common Shares are not then listed on The Toronto Stock Exchange, on such stock exchange on which such shares are then listed as may be selected for such purpose by the Board of Directors of the Corporation, during the period of 20 trading days ended on a date not earlier than the fifth trading day preceding the date on which the notice of such redemption is given, was not less than 125% of the conversion price established pursuant to Article 5 hereof in effect on the date of the filing of such certificate. Subject to Article 6 hereof, the Corporation may on and after May 1, 1985, at its option, redeem at any time all or from time to time any number of the outstanding Series C Preferred Shares on payment of the redemption price as provided in Section 3.3 hereof.
(b) Notwithstanding the foregoing, in the event that at any time not more than 500,000 Series C Preferred Shares remain outstanding, the Corporation shall be entitled to redeem all, but not part, of the outstanding Series C Preferred Shares on payment of the redemption price as provided in Section 3.3 hereof.
(c) If less than all of the outstanding Series C Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot, in single shares or in units of 10 shares or less, in such manner as the Board of Directors in its sole discretion shall by resolution determine.
(3.3) Redemption Price
The redemption price at which any Series C Preferred Share is redeemable (the “redemption price”) shall be the aggregate of (i) the amount paid up thereon, (ii) all accrued and unpaid dividends thereon up to but not including the date fixed for redemption and (iii) a premium equal to:
(a) $1.25, if the date fixed for redemption is prior to May 1, 1986;
(b) $1.00, if the date fixed for redemption is on or after May 1, 1986 and prior to May 1, 1987;
(c) $0.75, if the date fixed for redemption is on or after May 1, 1987 and prior to May 1, 1988;
(d) $0.50, if the date fixed for redemption is on or after May 1, 1988 and prior to May 1, 1989;
(e) $0.25, if the date fixed for redemption is on or after May 1, 1989 and prior to May 1, 1990; and
(f) nil, if the date fixed for redemption is on or after May 1, 1990.
(3.4) Redemption Procedure
(a) Notice of redemption of Series C Preferred Shares shall be given by the Corporation not less than 30 days prior to the date fixed for redemption to each registered holder of Series C Preferred Shares to be redeemed. Accidental failure or omission to give such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the redemption price, the date fixed for redemption, the place of redemption and, in the case of partial redemption, the number of the holder’s shares to be redeemed and, if given prior to May 1, 1990, shall contain a brief statement of the conditions on which the Series C Preferred Shares may be converted into Series A Convertible Common Shares as provided in Article 5 hereof.
(b) On and after the date fixed for redemption, the Corporation shall pay or cause to be paid the redemption price to or to the order of the holders of the Series C Preferred Shares redeemed on presentation and surrender at the place of redemption of the respective certificates representing such shares, and the holders of the Series C Preferred Shares called for redemption shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof unless payment of the redemption price shall not be made in accordance with the foregoing provisions, in which case the rights of the holders shall remain unimpaired.
(c) The Corporation shall have the right at any time after mailing a notice of redemption to deposit the redemption price of the shares thereby called for redemption, or such part thereof as at the time of deposit has not been claimed by the shareholders entitled thereto, in any Canadian chartered bank or trust company in Canada specified in the notice of redemption or in a subsequent notice to the holders of the shares in respect of which the deposit is made, in a special account for the holders of such shares, and upon such deposit being made or upon the date fixed for redemption, whichever is the later, the Series C Preferred Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of each holder thereof shall be limited to receiving, without interest, his proportionate part of the redemption price so deposited upon presentation and surrender of the certificates representing his shares so redeemed. Any interest on such deposit shall belong to the Corporation.
(d) If less than all the Series C Preferred Shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued.
(3.5) Purchase
Subject to Article 6 hereof, the Corporation may purchase at any time all or from time to time any number of the outstanding Series C Preferred Shares in the market, or by private contract, or upon a recognized stock exchange if listed thereon, or pursuant to tenders received by the Corporation upon an invitation for tenders addressed to all holders of the Series C Preferred Shares at a price not exceeding the then current redemption price plus reasonable costs of purchase. If upon any invitation for tenders the Corporation receives tenders for Series C Preferred Shares at the same price in an aggregate number greater than the number for which the Corporation is prepared to accept tenders, the shares to be purchased shall be selected from the shares offered at such price as nearly as may be pro rata (to the nearest 10 shares) according to the number of Series C Preferred Shares offered in each such tender, in such manner as the Board of Directors in its sole discretion shall by resolution determine.
(3.6) Redeemed or Purchased Series C Preferred Shares
Series C Preferred Shares redeemed or purchased by the Corporation shall be restored to the status of authorized but unissued Preferred Shares as a class and shall be available for issuance pursuant to the provisions of Section 2.1 of the provisions attaching to the Preferred Shares as a class.
(4.) VOTING RIGHTS
Except as otherwise provided herein, the holders of Series C Preferred Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation. In the event that the Corporation fails to pay 8 quarterly dividends on the Series C Preferred Shares, whether or not consecutive, the holders of the Series C Preferred Shares shall have the right to receive notice of and to attend each meeting of shareholders of the Corporation at which members of the Board of Directors are to be elected and which takes place more than 60 days after the date on which the failure first occurs (other than a separate meeting of the holders of another series or class of shares) and such holders shall also have the right, at any such meeting voting separately and as a class in conjunction with the holders of the Series A Preferred Shares and Series B Preferred Shares if the holders thereof are then entitled to elect members of the Board of Directors and with the holders of any other series of Preferred Shares who are then entitled to elect members of the Board of Directors in conjunction with the holders of the Series C Preferred Shares, to elect 2 out of the total number of directors of the Corporation, each Series C Preferred Share entitling the holder thereof to 1 vote for such purpose, until all arrears of dividends on the Series C Preferred Shares shall have been paid whereupon such rights shall cease unless and until the same shall again arise under the provisions of this Article and so on from time to time. The right of the holders of the Series C Preferred Shares to elect 2 directors of the Corporation shall not apply at any such meeting if or to the extent that 2 directors of the Corporation whose terms of office do not expire at the meeting have been previously elected to the Board of Directors by the holders of the Series C Preferred Shares voting separately or in conjunction with the holders of any such other series of Preferred Shares. Nothing contained herein shall (a) limit the right of the Corporation from time to time to increase or decrease the size of the Board of Directors or (b) entitle the holders of the Series C Preferred Shares to any voting rights other than for the election of 2 directors of the Corporation as herein expressly provided.
(5.) CONVERSION PRIVILEGE
(5.1) Definitions
For the purposes of this Article 5:
(a) “Series A Convertible Common Shares” and “Series B Convertible Common Shares” mean, respectively, the Series A Convertible Common Shares and Series B Convertible Common Shares both without nominal or par value in the capital of the Corporation as constituted on March 10, 1980 or as subsequently consolidated, subdivided, reclassified or otherwise changed, or any shares or other securities that holders of such shares are entitled to receive as a result of a Capital Reorganization as provided for in Section 5.3(d) hereof.
(b) “close of business” means with respect to the conversion of any Series C Preferred Share the normal closing time of the office of the transfer agent for the Series C Preferred Shares at which the holder of such share elects to have such share converted.
(c) “Common Shares” means some or all of (i) the Series A Convertible Common Shares, (ii) the Series B Convertible Common Shares, and (iii) the shares of the class of which the Series A Convertible Common Shares of Series B Convertible Common Shares may from time to time form a part.
(d) “conversion price” means as at any particular time the price per share at which at such time the Series C Preferred Shares are convertible into Series A Convertible Common Shares in accordance with this Article 5.
(e) “conversion privilege” means the right to convert Series C Preferred Shares provided for in this Article 5.
(f) “Current Market Price” of the Series A Convertible Common Shares at any date means the price per share equal to the weighted average price at which the Series A Convertible Common Shares have traded on The Toronto Stock Exchange, or, if the Series A Convertible Common Shares are not then listed on The Toronto Stock Exchange, on such stock exchange on which such shares are listed as may be selected for such purpose by the Board of Directors of the Corporation, during the period of 30 consecutive trading days commencing 45 trading days before such date.
(g) “trading day” means a day on which the relevant stock exchange referred to in paragraph (f) hereof is open for business.
(5.2) Right of Conversion
The holder of one or more Series C Preferred Shares shall have the right, at his option at any time prior to the close of business on April 30, 1990 or, in the event that such share has been called for redemption, at any time prior to the close of business on the third business day prior to the date specified for redemption of such Series C Preferred Share, whichever is earlier, to convert such Series C Preferred Share into fully paid and nonassessable Series A Convertible Common Shares at a conversion price of $33.75 per share, such conversion price being subject to adjustment as hereinafter provided in Section 5.3 hereof. If a Series C Preferred Share is called for redemption, the right of conversion thereof shall terminate at the close of business on the third business day prior to the date fixed for such redemption; provided, however, that if the Corporation shall fail to redeem such share in accordance with the notice of redemption, the right of conversion shall revive and continue as if such Series C Preferred Share had not been called for redemption. The number of Series A Convertible Common Shares issuable upon conversion of any Series C Preferred Shares shall, subject to the exception as to fractions contained in Section 5.6 hereof, be computed by multiplying the number of Series C Preferred Shares to be converted by 25 and dividing the product by the conversion price.
(5.3) Adjustment of Conversion Privilege
The conversion privilege shall be subject to adjustment from time to time as follows:
(a) if the Corporation shall (i) issue to all or substantially all the holders of the Common Shares, Common Shares pursuant to a stock dividend or (ii) make a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares, or (iii) subdivide its outstanding Common Shares, or (iv) consolidate its outstanding Common Shares into a smaller number of shares (any of such events being herein called a “Common Share Reorganization”), the conversion price shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purposes of the Common Share Reorganization by multiplying the conversion price in effect on such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date, and the denominator of which shall be the number of Common Shares outstanding after the completion of such Common Share Reorganization, including in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date.
(b) If the Current Market Price of the Series A Convertible Common Shares on the record date hereinafter referred to shall be less than the conversion price in effect on such record date and the Corporation shall issue rights, options or warrants to all or substantially all of the holders of the Common Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue, to subscribe for or purchase Common Shares (or securities exchangeable for or convertible into Common Shares) at a price per share (or at an exchange or conversion price per share in case of securities exchangeable for or convertible into Common Shares) less than 95% of the Current Market Price of the Series A Convertible Common Shares (any of such events being herein called a “Rights Offering”), the conversion price shall be adjusted effective immediately after the record date at which holders of Common Shares are determined for the purposes of the Rights Offering to a price determined by multiplying (i) the conversion price in effect on such record date by (ii) a fraction:
(A) the numerator of which shall be the aggregate of:
(Y)	the number of Common Shares outstanding on such record date; and

(Z)	a number determined by dividing (1) either the product of (a) the number of Common Shares so offered and (b) the price at which such shares are offered or the product of (c) the exchange or conversion price thereof and (d) the number of Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted by (2) the Current Market Price of the Series A Convertible Common Shares on the record date, and
(B) the denominator of which shall be the aggregate of (i) the number of Common Shares outstanding on such record date and (ii) the number of Common Shares offered pursuant to the Rights Offering (or the maximum number of Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted).
To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the conversion price shall be re-adjusted effective immediately after such expiry date to the conversion price which would then have been in effect based upon the number of Common Shares (or securities exchangeable for or convertible into Common Shares) actually delivered upon the exercise of such options, rights or warrants.
(c) If the Corporation shall distribute to all or substantially all the holders of the Common Shares, (i) shares of any class other than Common Shares, or (ii) rights, options or warrants, or (iii) evidences of indebtedness, or (iv) any other assets (excluding cash dividends) and such issuance or distribution does not constitute a Common Share Reorganization or a Rights Offering (any of such events being herein called a “Special Distribution”), the conversion price shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for purposes of the Special Distribution to a price determined by multiplying (i) the conversion price in effect on the record date of the Special Distribution by (ii) a fraction:
(A)	the numerator of which shall be the difference between:
(Y)	the product of (a) the number of Common Shares outstanding on such record date and (b) the Current Market Price of the Series A Convertible Common Shares on such date; and

(Z)	the fair value, as determined by the Board of Directors whose determination shall be conclusive, of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution, and
(B)	the denominator of which shall be the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Series A Convertible Common Shares on that date.
(d) If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this Section 5.3 or a consolidation or merger or amalgamation of he Corporation with or into another body corporate (any such event being herein called a “Capital Reorganization”) any holder of Series C Preferred Shares who has not exercised his right of conversion prior to the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the effective date of such Capital Reorganization, in lieu of the number of Series A Convertible Common Shares (and any other securities to which holders are entitled on conversion pursuant to Section 5.3(a) hereof) to which he was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, he had been the registered holder of the number of Series A Convertible Common Shares (and any other securities to which holders are entitled on conversion pursuant to Section 5.3(a) hereof) to which he was theretofore entitled upon conversion; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the holders of Series C Preferred Shares shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Sections 5.3 and 5.4 hereof.
(e) If the Corporation shall reclassify the outstanding Common Shares, the conversion privilege shall be adjusted effective immediately after the record date of such reclassification so that holders of Series C Preferred Shares surrendered for conversion after such date shall be entitled to receive such shares as they would have received had such Series C Preferred Shares been converted immediately prior to such record date.
(5.4) Price Adjustment Rules
The following rules and procedures shall be applicable to adjustments of the conversion privilege made pursuant to Section 5.3 hereof:
(a) No adjustment in the conversion price shall be required unless such adjustment would result in a change of at least 1% in the conversion price then in effect, provided, however, that any adjustments which, except for the provisions of this Section 5.4(a) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.
(b) No adjustment in the conversion price shall be made in respect of any event described in Section 5.3 hereof if the holders of the Series C Preferred Shares are entitled to participate in such event on the same terms mutatis mutandis as if they had convened their Series C Preferred Shares prior to the effective date or record date of such event.
(c) No adjustment in the conversion privilege shall be made pursuant to Section 5.3 hereof in respect of the issue from time to time of Common Shares to holders of Common Shares who exercise an option to receive equivalent dividends in Common Shares in lieu of receiving cash dividends.
(d) Subject to Section 5.3(c) hereof, if a dispute shall at any time arise with respect to adjustments of the conversion privilege, such dispute shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act by such firm of independent chartered accountants as may be selected by the Board of Directors and any such determination shall be binding upon the Corporation and all transfer agents and all shareholders of the Corporation.
(e) Forthwith after any adjustment in the conversion privilege pursuant to Section 5.3 hereof, the Corporation shall file with the transfer agent for the Series C Preferred Shares a certificate certifying as to the particulars of such adjustment and, in reasonable detail, the event requiring and the manner of determining such adjustment; the Corporation shall also at such time give written notice to the registered holders of Series C Preferred Shares of the conversion privilege following such adjustment and the provisions of Section 8.1 hereof with respect to the giving of notice of redemption shall apply mutatis mutandis.
(5.5) Conversion Procedure
The conversion right herein provided for may be exercised by notice in writing given to the transfer agent for the Series C Preferred Shares at any authorized office of the transfer agent of the Series C Preferred Shares, accompanied by the certificate or certificates representing the Series C Preferred Shares in respect of which the holder thereof desires to exercise such right of conversion. The notice shall be signed by such holder or his agent and shall specify the number of Series C Preferred Shares which the holder desires to have converted and the name or names in which the Series A Convertible Common Shares resulting from such conversion are to be registered. If less than all of the Series C Preferred Shares represented by any certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series C Preferred Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be converted. Upon the conversion of any Series C Preferred Shares there shall be no payment or adjustment by the Corporation or by any holder of Series C Preferred Shares on account of any dividends either on the Series C Preferred Shares so converted or on the Series A Convertible Common Shares resulting from such conversion. On any conversion of Series C Preferred Shares the share certificates representing Series A Convertible Common Shares resulting therefrom shall be issued in the name of the registered holder of the Series C Preferred

Shares converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes, in such name or names as such registered holder may direct in writing (either in the notice above referred to or otherwise.)
The right of a registered holder of Series C Preferred Shares to convert the same into Class A Convertible Shares shall be deemed to have been exercised, and the registered holder of Series C Preferred Shares to be converted (or any person or persons in whose name or names such registered holder of Series C Preferred Shares shall have directed certificates representing Series A Convertible Common Shares to be issued) shall be deemed to have become a holder of Series A Convertible Common Shares of record for all purposes on the date of surrender of the certificates representing the Series C Preferred Shares to be converted accompanied by notice in writing as referred to above, notwithstanding any delay in the delivery of the certificates representing the Series A Convertible Common Shares into which such Series C Preferred Shares have been converted.
(5.6) Avoidance of Fractional Shares
In any case where a fraction of a Series A Convertible Common Share would otherwise be issuable on conversion of one or more Series C Preferred Shares, the Corporation shall, at its option, either (i) adjust such fractional interest by the payment by cheque in an amount equal to the then current market price of such fractional interest computed on the basis of the last board lot price for the Series A Convertible Common Shares on The Toronto Stock Exchange (or, if such shares are not listed on such stock exchange, on such stock exchange on which such shares are listed as may be selected by the Board of Directors) on the previous trading day or (ii) issue in respect of such fraction a scrip certificate transferable by delivery entitling the holder thereof and of other similar certificates aggregating one full share, upon surrender of such certificates at such place as may be designated therein, to obtain from the Corporation a full Series A Convertible Common Share and to receive a share certificate therefor; such scrip certificates shall be in such form and shall be subject to such terms and conditions as the Board of Directors may determine and shall provide that the holder thereof shall not thereby be a shareholder nor be entitled to receive dividends nor to any other rights of a shareholder.
(5.7) Postponement of Conversion
In any case where the application of Section .53 hereof results in a decrease of the conversion price taking effect immediately after the record date for a specific event, if any Series C Preferred Shares are converted after that record date and prior to completion of the event, the Corporation may postpone the issuance to the holder of the Series C Preferred Shares of the Series A Convertible Common Shares to which he is entitled by reason of the decrease of the conversion price but such Series A Convertible Common Shares shall be so issued and delivered to that holder upon completion of the event and the

Corporation shall at the time of conversion deliver to the holder an appropriate instrument evidencing his right to receive such Series A Convertible Common Shares.
(5.8) Creation and Issuance of Common Shares
Nothing herein contained shall affect or restrict the right of the Corporation to increase the number of its Common Shares in accordance with applicable legislation or to issue additional Common Shares from time to time.
(5.9) Notice of Certain Events
If the Corporation intends to fix a record date for:
(i)	any Common Share Reorganization (other than the subdivision of outstanding Common Shares or the consolidation of outstanding Common Shares into a smaller number of shares), or

(ii)	any Rights Offering, or

(iii)	any Special Distribution, or

(iv)	any Capital Reorganization,
the Corporation shall, not less than 14 days prior to such record date or, if no record date is fixed, prior to the effective date of such event, give notice to the holders of Series C Preferred Shares in the manner provided in Section 8.1 hereof of the particulars of the proposed event to the extent that such particulars have been determined at the time of giving the notice.
(6.) RESTRICTIONS ON DIVIDENDS AND RETIREMENT OF SHARES
So long as any of the Series C Preferred Shares are outstanding:
(a) the Corporation shall not declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series C Preferred Shares) on any shares of the Corporation ranking junior to the Series C Preferred Shares;
(b) the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value any shares ranking junior to the Series C Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Series C Preferred Shares);
(c) the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value less than all of the Series C Preferred Shares; or

(d) except in connection with the exercise of a retraction privilege attaching thereto, the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value (i) any Preferred Shares other than the Series C Preferred Shares or (ii) any shares of a class ranking on a parity with the Series C Preferred Shares in respect of the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;
unless, in each such case, all dividends accrued on the outstanding Series C Preferred Shares up to and including the dividend payable on the last preceding dividend payment date shall have been declared and paid or set apart for payment.
(7.) LIQUIDATION, DISSOLUTION OR WINDING UP
In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series C Preferred Shares shall be entitled to receive in lawful money of Canada an amount equal to the amount paid up on such Series C Preferred Shares plus all accrued and unpaid dividends up to but not including the date of the distribution, and if the liquidation, dissolution, winding up or other distribution be voluntary, the holders of the Series C Preferred Shares shall in addition be entitled to receive a premium equal to the premium which would be payable on redemption of such Series C Preferred Shares if such shares were to be redeemed at the date of such event, the whole being paid before any amount is paid or any assets of the Corporation are distributed to the holders of any shares of any class ranking junior to the Series C Preferred Shares. Upon payment of the amounts so payable to them, the holders of Series C Preferred Shares shall not be entitled to share in any further distribution of assets of the Corporation.
(8.) NOTICES AND INTERPRETATION
(8.1) Notices
Any notice, cheque, invitation for tenders or other communication from the Corporation herein provided for shall be sufficiently given if delivered or if sent by ordinary unregistered mail, postage prepaid, to the holders of the Series C Preferred Shares at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any such notice, invitation for tenders or other communication to one or more holders of the Series C Preferred Shares shall not affect the validity of the notices, invitations for tenders or other communications properly given or any action taken pursuant to such notice, invitation for tenders or other communication but, upon such failure being discovered, the notice, invitation for tenders or other communication, as the case may be, shall be sent forthwith to such holder or holders.
(8.2) Interpretation
In the event that any day on which any dividend on the Series C Preferred Shares is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on the next succeeding day that is a business day. Business day means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its principal office.
(9.) MODIFICATION
The provisions attaching to the Series C Preferred Shares may be deleted, varied, modified, amended or amplified with the prior approval of the holders of the Series C Preferred Shares given in accordance with Article 10 hereof.
(10.) APPROVAL OF HOLDERS OF SERIES C PREFERRED SHARES
Any approval required or permitted to be given by the holders of the Series C Preferred Shares with respect to any and all matters referred to herein shall be deemed to have been sufficiently given if given by the holders of Series C Preferred Shares in one of the manners provided in Section 3.1(f) of the provisions attaching to the Preferred Shares as a class, which provisions shall apply, mutatis mutandis, as though the term “Series C Preferred Shares” were used in the said Section in place of the term “Preferred Shares”.
3.3 Common Shares
The Common Shares shall have attached thereto as a class (subject to the prior rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class or as a series thereof), the following rights, privileges, restrictions and conditions:
(a) The Common Shares shall, in accordance with and subject to the provisions of the Act, be issuable in series as hereinafter provided, the first two series being the Series A Convertible Common Shares and the Series B Convertible Common Shares. Each of the Common Shares shall rank pari passu as to payment of dividends and repayment of capital as provided in the Act. The Directors of the Corporation shall have the right, but subject to the provisions of the Act and subject to the provisions herein contained, by resolution to fix from time to time before issue thereof the number of shares in, and determine the respective designations, rights, privileges, restrictions and conditions attaching to, each additional series of the Common Shares.

(b) The Common Shares shall entitle the holders thereof to receive notice of and to attend all shareholders’ meetings except class meetings of other classes and to 1 vote per share at all meetings of shareholders, and shall, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation which rank prior to the Common Shares, entitle the holders thereof to receive the remaining property of the Corporation upon a dissolution and such property shall be paid or distributed equally share for share to the holders of all series of the Common Shares, without preference or distinction.
(c) The provisions contained in the foregoing paragraphs (a) and (b), and in this paragraph (c), shall not be repealed, modified or altered without the approval of the holders of the Common Shares given in the manner hereinafter provided.
Such approval shall, in addition to any other approval required by the Act, be authorized by at least 66 2/3% of the votes cast at a meeting of the holders of the Common Shares and, subject to the Act the formalities to be observed with respect to the giving of notice of any meeting thereof and the conduct thereof and the quorum therefor shall mutatis mutandis be those prescribed in the by-laws of the Corporation for meetings of the holders of voting shares.
3.4 Series A Convertible Common Shares and Series B Convertible Common Shares
The Series A Convertible Common Shares and the Series B Convertible Common Shares, in addition and subject to the rights, privileges, restrictions and conditions attaching to the Common Shares as a class, shall carry and be subject to the following rights, privileges, restrictions and conditions:
(a) Subject to the provisions of paragraph (b) hereof, the Series A Convertible Common Shares and the Series B Convertible Common Shares shall participate equally as to dividends, and all dividends which the Directors may declare and pay shall be declared in equal or equivalent amounts per share on all the Series A Convertible Common Shares and all the Series B Convertible Common Shares at the time outstanding without preference or distinction. The Directors may, in declaring any or all such dividends on the Series A Convertible Common Shares and the Series B Convertible Common Shares, respectively, provide for payment thereof, in whole or in part, in the manner set forth in paragraph (b) hereof.
(b) The Directors may, in declaring dividends, (without making any such provision in respect of the payment of dividends on the Series A Convertible Common Shares) declare dividends payable, in whole or in part, on the Series B Convertible Common Shares by way of a stock dividend in fully paid and non-assessable Series B Convertible Common Shares; provided, however, that no such declaration may be made by the Directors in respect of any such dividend on the Series B Convertible Common Shares unless, contemporaneously with such declaration, the Directors declare a cash dividend, payable at the same time as the said dividend on the Series B Convertible Common Shares, on each Series A Convertible Common Share then outstanding, equal or equivalent to the sum of the cash dividend, if any, plus the value of the stock dividend, if any, at the time of declaration, in respect of each Series B Convertible Common Share outstanding. For the purposes of determining the value of any such stock dividend each Series B Convertible Common Share shall be deemed to have a value substantially equivalent to the average (computed to three decimal places) of the last sale prices for a board lot of either Series A Convertible Common Shares or Series B Convertible Common Shares on The Toronto Stock Exchange on the 8 trading days (or such other number of trading days as may be determined from time to time by the Directors) on which at least a board lot of such Shares was traded up to but not including the last trading day immediately preceding the date of the declaration of such stock dividend. A “trading day” shall mean such day on which such Exchange is open for trading. If during a trading day on such Exchange a board lot of both Series A Convertible Common Shares and Series B Convertible Common Shares are traded, the average of the last sale price for a board lot of the Series A Convertible Common Shares and the Series B Convertible Common Shares shall be used for the calculation.
(c) To the extent that any stock dividend paid on the Series B Convertible Common Shares represents one or more whole Series B Convertible Common Shares payable to a registered holder of Series B Convertible Common Shares, such whole shares shall be registered in the name of such holder. Any of the Series B Convertible Common Shares paid by way of any stock dividend (representing in the aggregate all of the fractions amounting to less than one whole Series B Convertible Common Share which might otherwise have been payable to registered holders of Series B Convertible Common Shares by reason of such dividend) shall be issued to the transfer agent for the Series B Convertible Common Shares as the agent of such holders of Series B Convertible Common Shares and the transfer agent shall credit to that account all fractions of a Series B Convertible Common Share amounting to less than one whole share issued by the Corporation by way of stock dividends in respect of the Series B Convertible Common Shares registered in the name of such holder. From time to time when the fractional interests in a Series B Convertible Common Share held by the transfer agent for the account of any holders of Series B Convertible Common Shares are equal to or exceed in the aggregate one additional whole Series B Convertible Common Share, the transfer agent shall cause such additional whole Series B Convertible Common Share to be registered in the name of such holder and thereupon only the excess fractional interest, if any, will continue to be held by the transfer agent for the account of such holder. The shares held by the transfer agent representing fractional interests shall not be voted.
(d) For each stock dividend paid the Corporation or its transfer agent shall mail to each holder of Series B Convertible Common Shares a statement setting forth the number of whole and fractional Series B Convertible Common Shares registered or held in the name of such holder on the record date for such stock dividend as well as the number of additional whole and fractional Series B Convertible Common Shares to which such holder of Series B Convertible Common Shares has become entitled by reason of such stock dividend.
(e)	(i)	If at any time the Corporation shall have reason to believe that tax should be withheld in respect of any dividend paid or payable to a shareholder in Series B Convertible Common Shares, the Corporation shall have the right to purchase from such holder all or any part of the Series B Convertible Common Shares or any fraction thereof so paid in order that all or any part of said purchase price may be remitted in payment of such tax to be withheld. The purchase price payable by the Corporation for such Series B Convertible Common Shares shall be the value thereof as determined in accordance with paragraph (b) hereof for the purpose of the dividend pursuant to which such Series B Convertible Common Shares were issued. The said right of purchase may be exercised by notice given to such holder and to the transfer agent stating the name of the holder, the number of shares to be purchased, the purchase price thereof and the amount of the tax which the Corporation has reason to believe should be withheld. Upon receipt of said notice the transfer agent shall, unless a certificate for said shares has been theretofore issued, transfer the shares so purchased to the Corporation and the transfer agent shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the said transfer to the Corporation. Any balance of the said purchase price not remitted by the Corporation in payment of the tax to be withheld shall be payable to the holder of the Series B Convertible Common Shares.

	(ii)	If at any time the Corporation shall have reason to believe that the payment of a dividend in Series B Convertible Common Shares to any holder thereof whose address on the books of the Corporation is in a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction or subject the Corporation to any penalty thereunder, the Corporation shall have the right to purchase from such holder the Series B Convertible Common Shares or any fraction thereof so paid in order that the purchase price thereof may be paid to or for such holder. The purchase price of such shares shall be determined and the right of purchase shall be exercised in the manner provided in sub-paragraph (i) above except that in the notice there shall be stated, instead of the amount of the tax to be withheld, the nature of the law or regulation which might be contravened or which might subject the Corporation to any penalty. Upon receipt of said notice, the transfer agent shall, unless a certificate for said shares has been theretofore issued, transfer the shares so purchased to the Corporation and the transfer agent shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the said transfer to the Corporation.
(f) Each holder of Series B Convertible Common Shares shall be entitled at any time to receive without cost, upon request in writing to the transfer agent, a certificate representing the number of whole Series B Convertible Common Shares registered in his name and in respect of which no share certificate has theretofore been issued.
(g) Upon any holder of Series B Convertible Common Shares ceasing to be a registered holder of one or more Series B Convertible Common Shares, he shall be entitled to receive from the transfer agent and the transfer agent shall pay as soon as practicable to such holder an amount in cash equal to the proportion of the value of one Series B Convertible Common Share that is represented by the fraction less than one whole Series B Convertible Common Share at that time held by the transfer agent for the account of such holder, and, for the purpose of determining such value, each Series B Convertible Common Share shall be deemed to have the value determined pursuant to paragraph (b) hereof as of the last dividend declaration date immediately preceding the date of such payment by the transfer agent on which a stock dividend was declared pursuant to said paragraph (b).
(h) For the purposes of the foregoing (i) the calculation of a fraction of a Series B Convertible Common Share payable to a shareholder by way of a stock dividend shall be computed to three decimal places, and (ii) neither the Corporation nor the transfer agent shall have any obligation to register any share in the name of a person, to deliver a certificate representing shares registered in the name of a shareholder or to make a cash payment for fractions of a share unless all applicable laws and regulations to which the Corporation and/or the transfer agent are, or as a result of such action may become, subject, shall have been complied with to their reasonable satisfaction.
(i) Each issued and fully paid Series A Convertible Common Share may at any time, at the option of the holder, be converted into one Series B Convertible Common Share. The conversion privilege for which provision is made herein may be exercised by notice in writing given to the transfer agent accompanied by the certificate or certificates representing the Series A Convertible Common Shares in respect of which the holder thereof desires to exercise such right of conversion. Such notice shall be signed by the person registered on the books of the Corporation as the holder of the Series A Convertible Common Shares in respect of which such right is being exercised or by his duly authorized representative and shall specify the number of Series A Convertible Common Shares which the holder desires to have converted. The holder shall also pay any governmental or other tax imposed in respect of such conversion. Upon receipt of such notice by the transfer agent, the Corporation shall issue certificates representing fully paid Series B Convertible Common Shares upon the basis hereinbefore prescribed and in accordance with the provisions hereof to the holder of the Series A Convertible Common Shares represented by the certificate or certificates accompanying such notice. If less than all of the Series A Convertible Common Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Series A Convertible Common Shares comprised in the original certificate which are not to be converted.
(j) Each issued and fully paid Series B Convertible Common Share may at any time, at the option of the holder, be converted into one Series A Convertible Common Share. The conversion privilege for which provision is made herein may be exercised in the same manner as the conversion privilege for which provision is made in paragraph (i) hereof and the provisions thereof shall apply mutatis mutandis.
(k) All shares resulting from any conversion of issued and fully paid Series A Convertible Common Shares into Series B Convertible Common Shares or any conversion of issued and fully paid Series B Convertible Common Shares into Series A Convertible Common Shares shall be deemed to be fully paid and non-assessable.
(l) None of the provisions of the Articles of the Corporation relating to the Series A Convertible Common Shares or the Series B Convertible Common Shares shall be amended or otherwise changed unless, contemporaneously therewith, the said provisions relating to the said other Series are amended or otherwise changed in the same proportion and in the same manner.
(m) Whenever the holders of the Series A Convertible Common Shares, or the holders of the Series B Convertible Common Shares, are entitled by the Act to vote separately as a series in respect of a special resolution, such special resolution to be effective must be passed by a majority of not less than 66 2/3% of the votes cast by the holders of such series and, subject to the Act, the formalities to be observed with respect to the giving of notice of any meeting of the holders of the Series A Convertible Common Shares or of the Series B Convertible Common Shares and the conduct thereof and the quorum therefor shall mutatis mutandis be those prescribed in the by-laws of the Corporation for meetings of the holders of voting shares.

SCHEDULE 2
5 — Number (or minimum and maximum number) of directors
Right to Appoint Directors
     The Directors may appoint one or more Directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of Directors so appointed may not exceed the lesser of three or one-third of the number of Directors elected at the previous annual meeting of shareholders.

SCHEDULE 3
8.	Other Provisions
     Without in any way limiting the powers conferred upon the Corporation and its Directors by the Canada Business Corporations Act, the Board of Directors may, from time to time, in such amounts and on such terms as it deems expedient, charge, mortgage, hypothecate or pledge, or grant any form of security interest in, all or any of the currently owned or subsequently acquired, real or personal, moveable or immoveable, property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed or other debt or liability of the Corporation.
     The Board of Directors may from time to time delegate to such one or more of the Directors and officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board above to such extent and in such manner as the Board shall determine at the time of each such delegation.